Exhibit 3.2
RESTATED ARTICLES OF INCORPORATION
OF
PIZZA INN, INC.
(as amended on June 23, 2005)
     The undersigned being the President and Assistant Secretary of Pizza Inn, Inc. (the “Corporation”) do hereby certify that the following RESTATEMENT OF THE ARTICLES OF INCORPORATION OF PIZZA INN, INC. (the “RESTATED ARTICLES”) were adopted by the unanimous consent of the Board of Directors of the Corporation on August 31, 1990, and the following RESTATED ARTICLES correctly set forth without change the corresponding provisions of the Articles of Incorporation of the Corporation as theretofore amended, and the following RESTATED ARTICLES supercede the original Articles of Incorporation of the Corporation and all amendments thereto. The incorporator of the Corporation was Roy Breeling, 5074 South 107th Street, Omaha, Nebraska 68127.
ARTICLE I.
     1.1. The name of this Corporation shall be PIZZA INN, INC.
ARTICLE II.
     2.1. The period of the Corporation’s duration is perpetual.
ARTICLE III.
     3.1. The purposes for which this Corporation is organized are the following:
     (1) To acquire, lease, own, hold, manage, conduct and/or otherwise operate a fast food service facility and/or facilities, including, but not limited to, food vending facilities, and/or other connection therewith to conduct, perform and/or otherwise operate services and facilities ancillary thereto.
     (2) To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.
     (3) To acquire, hold, use, sell, assign, mortgage, lease and grant licenses and franchises in respect of, letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation.
     (4) To acquire by purchase, subscription or otherwise and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or

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otherwise dispose of or deal in and with any of the shares of the capital stock, or voting trust certificates in respect of the shares of the capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency and as owner thereof to possess and exercise all the rights, power sand privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things, necessary or advisable for the preservation, protection, improvement and enhancement invention value thereof.
     (5) To borrow or raise moneys for any of the purposes of the Corporation, and from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation and for its corporate purposes.
     (6) To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation’s property and assets, or any interest therein, wherever situated.
     (7) To purchase, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own shares, provided that it shall not purchase, either directly or indirectly, its own shares when its net assets are less than its stated capital or when, by so doing, its net assets would be reduced below its stated capital.
     (8) To aid either by loans or by guarantee of securities or in any other manner, any corporation, domestic or foreign, any shares of stock, or any bonds, debentures, evidences of indebtedness or other securities whereof are held by this Corporation or in which it shall have any interest, and to do any acts designed to protect, preserve, improve, or enhance the value of any property at any time held or controlled by this Corporation or in which it at the time may be interest.
     (9) To do any or all of the things hereinabove enumerated alone for its own account, or for the account of others, or as the agent for others, or in association with others or by or through others, and to enter into all lawful contracts and undertakings in respect thereof.

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     (10) To have one or more offices, to conduct its business, carry on its operations and promote its objects within and without the State of Missouri, in other states, the District of Columbia, the territories, colonies and dependencies of the United States, in foreign countries and anywhere in the World, without restriction as to place, manner or amount, but subject to the laws applicable thereto; and to do any or all of the things herein set forth to the same extent as a natural person might or could do and in any part of the world, either alone or in company with others.
     (11) In general, to carry on any other business in connection with each and all of the foregoing or incidental thereto, and to carry on, transact and engage in any and every lawful business or other lawful thing calculated to be of gain, profit or benefit to the Corporation as fully and freely as a natural person might do, to the extent and in the manner, and anywhere within and without the State of Missouri, as it may from time to time determine; and to have and exercise each and all of the powers and privileges, either direct or incidental, which are given and provided by or are available under the laws of the State of Missouri in respect of general and business corporations organized for profit thereunder; provided, however, that the Corporation shall not engage in any activity for which a Corporation may not be formed under the laws of the State of Missouri.
     None of the purposes and powers specified in any of the paragraphs of this ARTICLE III shall be in any way limited or restricted by reference to or inference from the terms of any other paragraph, and the purposes and powers specified in each of the paragraphs of this ARTICLE III shall be regarded as independent purposes and powers. The enumeration of specific purposes and powers in this ARTICLE III shall not be construed to restrict in any manner the general purposes and powers of this Corporation, nor shall the expression of one thing be deemed to exclude another, although it be of like nature. The enumeration of purposes or powers herein shall not be deemed to exclude or in any way limit by inference any purposes or powers which this Corporation has power to exercise, whether expressly by the laws of the State of Missouri, nor hereafter in effect, or implied by any reasonable construction of such laws.
ARTICLE IV.
     4.1. The total number and designation of shares of capital stock that the Corporation shall have the authority to issue is Twenty-Six Million (26,000,000) shares of Common Stock, with the par value of one cent ($.01) per share and Five Million (5,000,000) shares of Preferred Stock, with the par value of one dollar ($1.00) per share.
     4.2. Each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock issued and outstanding in his or her name. No Common Stock shall be issued without voting rights. Except as hereinafter provided in Section 5.7, Preferred Stock shall be non-voting unless converted to Common Stock.
     4.3. For the purposes of Sections 4.3 to 4.18 of this ARTICLE IV:

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     (1) The term “Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.
     (2) The terms “acquire,” “acquisition” or “acquiring” with respect to the acquisition of any security of the Corporation shall refer to the acquisition of such security by any means whatsoever, including without limitation, an acquisition of such security by gift, by operation of law, by will or by intestacy.
     (3) The term “Amended and Restated Credit Agreement” shall mean the Amended and Restated Credit Agreement among the Corporation, Lloyds Bank Plc and Kleinwort Benson Limited as lender and as agent for itself and Lloyds Bank Plc as the same may be amended and supplemented from time to time.
     (4) The term “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
     (5) The term “Common Stock” means all Common Stock of the Corporation and any other securities (other than Preferred Stock as hereinafter defined in Section 4.3(14)) issued by the Corporation which are treated as stock for purposes of Section 382 of the Code.
     (6) The term “Excess Cash Flow” shall have the meaning assigned to that term in the Amended and Restated Credit Agreement (except that for purposes hereof, clause (ii) of the definition of Excess Cash Flow specified in the Amended and Restated Credit Agreement shall be disregarded).
     (7) The term “Excess Shares” shall have the meaning ascribed to it in Section 4.7(1) hereof.
     (8) The term “Fair Market Value” of the Common Stock shall mean the average of the daily closing prices of the Common Stock for 15 consecutive trading days commencing 20 trading days before the date of such computation. The closing price is the last reported sale price on the principal securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on any national securities exchange, the NASDAQ National Market System, or, if the Common Stock is not designated for trading on the NASDAQ National Market System, the average of the closing bid and asked prices as reported on NASDAQ or, if not so reported, the average of the closing bid and asked prices as reported on NASDAQ’s OTC Bulletin Board Service, or, if not so reported, as furnished by the National Quotation Bureau Incorporated. In the absence of such a quotation, the Corporation shall determine the current market price on a reasonable and appropriate basis of the average of the daily closing prices for 15 consecutive trading days commencing 20 trading days before the date of such computation.
     (9) The term “Five Percent Limitation” shall mean the limitations on ownership of Common Stock imposed by Section 4.4 hereof.

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     (10) The term “Five Percent or More Holder” shall mean any shareholder (or group of shareholders acting in concert) who directly or indirectly beneficially owns, or whose shares are or would be attributed to any shareholder (or group of shareholders acting in concert) who directly or indirectly beneficially owns Common Stock and Warrants which, in the aggregate, and assuming conversion of the Warrants into the maximum number of shares of Common Stock that may be acquired pursuant thereto, regardless of contingencies, equal or exceed five percent of the Fair Market Value of the then outstanding Common Stock plus the shares of Common Stock deemed to be outstanding by reason of the assumed conversion of Warrants then owned by such Person, but only for as long as such shareholder or any shareholder to whom such shareholder’s shares would be attributed in a “5-percent shareholder” within the meaning of Section 382(i)(7) of the Code and the regulations issued with respect thereto, provided that, notwithstanding the foregoing, such shareholder shall be a “Five Percent or More Holder” if such shareholder directly or indirectly beneficially owns five percent more of the issued and outstanding shares of Common Stock.
     (11) The term “Net Operating Loss Carryover” means the net operating loss carryovers to which the Corporation is entitled from time to time under the Code.
     (12) The term “own,” “owing,” “ownership” or “owning” refer to the ownership of securities within the meaning of Section 382 of the Code after taking into account the attribution rules of Section 382(1)(3) of the Code and the regulations promulgated thereunder (except insofar as such attribution would be inconsistent with provisions of this ARTICLE IV relating to Warrants).
     (13) The term “Permitted Transferee” shall have the meaning ascribed to it in Section 4.7(1)(a) hereof or Section 4.11(1)(a) as the context requires.
     (14) The term “Person” shall mean any individual, firm, corporation, partnership, joint venture or other entity and shall include any group comprised of such Person and any other Person with whom such Person or any Affiliate or Associate (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Act) of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Common Stock or Warrants, and any other Person who is a member of such group.
     (15) The term “Plan of Reorganization” or “Plan” shall mean the Debtors’ Second Amended Joint Plan of Reorganization together with any modifications thereto as may be filed by the debtors and debtors-in-possession in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, in the following Chapter 11 reorganization cases: In Re: Pizza Inn, Inc., f/k/a PZ Acquizo, Inc., Debtor, Case No. 389-35942-HCA-11; In Re: Memphis Pizza Inns, Inc., Debtor, Case No. 389-35944-HCA-11; and In Re:

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Pantera’s Corporation, Debtor, Case No. 389-35943-HCA-11, as approved by the Bankruptcy Court.
     (16) The term “Preferred Stock” means the 10% non-voting cumulative convertible preferred stock which may be issued by the Corporation pursuant to the Plan and having the terms delineated in Article V hereof.
     (17) The term “Proceeds” shall have the meaning ascribed to it in Section 4.7(1)(d) hereof.
     (18) The term “Prohibited Shares” shall have the meaning ascribed to it in Section 4.11(1) hereof.
     (19) The term “Purported Owner” shall have the meaning ascribed to it in Section 4.7(1) hereof or Section 4.11(1) as the context requires.
     (20) The term “Purported Owner’s Transferor” shall have the meaning ascribed to it in Section 4.7(1)(a) hereof or Section 5.23(2)(a) as the context requires.
     (21) The term “Share Trustee” shall mean the trustee of the Excess Shares nominated and appointed by the Board of Directors from time to time.
     (22) The term “Ten Percent Limitation” shall mean the limitation on ownership of Common Stock imposed by Section 4.6 hereof.
     (23) The term “Termination Date” shall mean the date set forth in Section 4.4 hereof.
     (24) The term “Testing Date” shall mean the date set by the Board of Directors from time to time to determine whether any person is a Purported Owner of Excess Shares or a Purported Owner of Prohibited Shares.
     (25) The term “Testing Period” shall mean the three-year period ending on the Testing Date.
     (26) The term “Transfer Agent” shall mean the transfer agent with respect to the Common Stock or the Preferred Stock nominated and appointed by the Board of Directors from time to time.
     (27) The term “Warrant” shall mean any securities issued or assumed by the Corporation, or any securities issuable by the Corporation in respect of issued securities, or any rights granted by any Person to another Person, for consideration or otherwise, which are convertible into, or which include the right to acquire, shares of Preferred Stock, Common Stock or Warrants, whether or not the right to make such conversion or acquisition is subject to any contingencies, including, without limitation, warrants, options, calls, contracts to acquire

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securities, convertible debt instruments or any other interests treated as an option pursuant to Section 382(1)(3) of the Code.
     4.4. At no time on or before September 5, 1993 (such date being the “Termination Date”):
     (1) shall any Person (or group of Persons acting in concert) who directly or indirectly beneficially owns (as determined pursuant to Rules 13d-3 and 13d-5 under the Act), or whose shares are or would be attributed to any Person (or group of Persons acting in concert) who directly or indirectly beneficially owns, Common Stock or Warrants of the Corporation which, in the aggregate, and assuming exercise of such Warrants into the maximum number of shares of Common Stock that may be acquired pursuant thereto, regardless of contingencies, equal less than five percent of the Fair Market Value of the outstanding Common Stock plus the shares of Common Stock deemed to be outstanding by reason of the assumed conversion of Warrants owned by such Person, acquire (whether voluntarily or involuntarily) any shares of Common Stock or Warrants, which, together with the shares of Common Stock or Warrants owned by such Person, if any, assuming conversion of such Warrants into the maximum number of shares of Common Stock that may be acquired pursuant thereto, regardless of contingencies, would increase such ownership percentage of such Person to five percent or more of the Fair Market Value of the then outstanding Common Stock, plus the shares of Common Stock deemed to be outstanding and owned by such Person by reason of the assumed conversion of Warrants owned by such Person; or
     (2) shall any Five Percent or More Holder increase the ownership by such Person of Common Stock or Warrants (excluding Common Stock that is acquired upon the exercise of Warrants secured by such Person pursuant to a distribution permitted or required to be made to such Person pursuant to the Plan of Reorganization); or
     (3) shall any Person (or group of Persons acting in concert) who directly or indirectly beneficially owns, or whose shares are or would be attributed to any Person (or group of Persons acting in concert) who directly or indirectly beneficially owns, Common Stock or Warrants attempt any sale, transfer, assignment, conveyance, pledge or other method of disposition (other than as hereinafter specifically permitted in this subsection (3)) of any Common Stock or Warrants to any Person (or group of Persons acting in concert) who directly or indirectly beneficially owns, or whose shares are or would be attributed to any Person (or group of Persons acting in concert) who directly or indirectly beneficially owns, or, as a result of such attempted disposition, would beneficially own, Common Stock or Warrants which, in the aggregate, and assuming conversion of such Warrants into the maximum number of shares of Common Stock that may be acquired pursuant thereto, regardless of contingencies, equal or exceed five percent of the aggregate Fair Market Value of the then outstanding Common Stock plus the shares of Common Stock deemed to

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be outstanding by reason of the assumed conversion of Warrants then owned by such Person; provided, however, that any such Person may sell or otherwise make a disposition of such Common Stock or Warrants of a type described in the first sentence of section (f) or section (g) of Rule 144 under the Securities Act of 1933, as amended, or a sale or other disposition in which the Purported Owner executes a statement under penalties of perjury that, immediately after such sale or other disposition, such Person is not a Five Percent or More Holder.
     4.5. For purposes of applying Section 4.4 hereinabove, increase in percentage ownership of Common Stock of the acquiror as a result of the subject acquisition and the increase in percentage ownership of Common Stock from other acquisitions during the Testing Period shall be measured under Section 382 of the Code and the regulations promulgated thereunder, except that Warrants, whether or not the conversion of such Warrants results in an ownership change as defined under Section 382 of the Code, will be assumed to be converted in such manner as will maximize the percentage point increase which may occur in the ownership of Common Stock of the Corporation of Five Percent or More Holders. Persons referred to in Section 4.4(1) shall include Persons who own no Common Stock or Warrants.
     The Corporation and the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of independent public accountants or the Corporation’s legal counsel in making the determination and finding contemplated by Sections 4.4 and 4.5.
     4.6. Commencing on the Termination Date, any sale thereafter of Common Stock that would result in a Person who owns less than ten percent of the outstanding Common Stock increasing such Person’s ownership to ten percent or more of Common Stock in the Corporation and any sale that would result in an increase in the holdings of a Person holding ten percent or more of Common Stock in the Corporation shall be void unless the purchaser shall have first offered pro rata (proportionately based on a fraction, the numerator of which is the number of shares of Common Stock held by such holder and the denominator of which is the total number of outstanding shares of Common Stock) to all holders of Common Stock of the Corporation the right to sell shares to such purchaser aggregating at least equal in voting power to the amount actually purchased. This Section 4.6 shall not apply to the purchase of shares by an underwriter for resale in a registered public offering of Common Stock by the Corporation but shall apply to any purchaser from such underwriter. Notwithstanding anything to the contrary contained in the Articles, this Section 4.6 also shall not apply to the sale of Preferred Stock or any Common Stock into which such Preferred Stock is converted.
     4.7. The transfer of any shares of Common Stock in violation of this ARTICLE IV prohibited and shall be null and void ab initio.
     (1) If, notwithstanding the foregoing prohibition, a person shall, voluntarily or involuntarily, purport to become a transferee (a “Purported Owner”) of shares of Common Stock in excess of such Five Percent Limitation or the Ten Percent Limitation (the number of shares of Common Stock so exceeding the Five

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Percent Limitation or Ten Percent Limitation being herein the “Excess Shares”), then
     (a) The Purported Owner shall not obtain any rights in and to the Excess Shares, and the purported transfer of the Excess Shares to the Purported Owner shall not be recognized by the Secretary of the Corporation or the Transfer Agent. Until the Excess Shares are transferred to a Person whose acquisition thereof will not violate the Five Percent Limitation or Ten Percent Limitation as then applicable (a “Permitted Transferee”), the transferor of the Excess Shares to the Purported Owner (the “Purported Owner’s Transferor”) shall be deemed to have retained the Excess Shares and shall hold and be entitled to exercise all rights incident to ownership of such Excess Shares (including receiving dividends and other distributions), except that if the Excess Shares are Warrants, they may not be exercised, converted or exchanged until exercised, converted or exchanged in accordance with their terms by a Permitted Transferee; provided, however, that, the foregoing notwithstanding, in the event shares of Common Stock are issued in respect of Warrants which are Excess Shares, the shares of Common Stock so issued shall be deemed to be issued and outstanding shares of Common Stock of the Corporation and shall be Excess Shares deemed retained by the Purported Owner’s Transferor. Warrants issued by the Corporation shall reflect the provisions of the foregoing sentence. All Excess Shares will continue to be issued and outstanding.
     (b) No employee or agent of the Corporation, including the Transfer Agent, shall be permitted to record any attempted or purported transfer made in violation of this ARTICLE IV. If the Transfer Agent or any employee or agent of the Corporation obtains possession of a certificate or certificates representing the Excess Shares, such person shall deliver such certificate or certificates to the Share Trustee who shall proceed forthwith to sell or cause the sale of the Excess Shares to a Permitted Transferee. Upon notice from the Corporation of the existence of Excess Shares and the identity of the Purported Owner, the Share Trustee shall take all lawful action to cause the Purported Owner and the Purported Owner’s Transferor to deliver or cause delivery of any indicia of ownership thereof to the Share Trustee and upon obtaining possession thereof, the Share Trustee shall proceed as soon as feasible to sell or cause the sale of the Excess Shares to a Permitted Transferee. The Share Trustee shall sell or cause the sale of the Excess Shares in the then existing public market or in such other commercially reasonable fashion as the Corporation shall direct. In performing the duties herein imposed upon it, the Share Trustee shall act at all times as the agent for the Purported Owner’s Transferor. The Purported Owner and the Purported Owner’s Transferor shall each be deemed to have appointed the Corporation and the Share Trustee, jointly and severally, as each such person’s attorney-in-fact, with full power of substitution and full power and authority in the name and on behalf of the Purported Owner and the Purported Owner’s Transferor, to sell, assign and transfer each Excess Shares attempted to be transferred in violation of this ARTICLE IV, and to do all lawful acts and execute

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all documents deemed necessary and advisable to effect such sale, assignment and transfer, in an arm’s-length transaction, to another Person.
     (c) Once the Excess Shares are acquired by a Permitted Transferee, the Permitted Transferee shall have and shall be entitled to exercise all rights incident to the ownership of such Excess Shares.
     (d) The Proceeds from the sale of the Excess Shares to the Permitted Transferee (the “Proceeds”) shall be distributed as follows:
     (i) first, to the Share Trustee for any costs incurred in respect of its administration of the Excess Shares (in the event that the Proceeds are insufficient to reimburse the Share Trustee for any costs incurred in respect of its administration of the Excess Shares, the Purported Owner’s Transferor shall be primarily liable to reimburse the Share Trustee for such costs, and if such Purported Owner’s Transferor fails or refuses to pay such costs, the Corporation shall pay such costs to the Share Trustee and the Corporation shall become subrogated to any rights the Share Trustee may have against the Purported Owner’s Transferor to seek reimbursement for such costs);
     (ii) second, to the Purported Owner, if known, in an amount up to the amount paid by the Purported Owner, if determinable, for the Excess Shares; and
     (iii) the remaining proceeds, if any, shall be distributed to the Purported Owner’s Transferor, if known and if not known, such remaining Proceeds shall be held by the Corporation for the benefit of the Purported Owner’s Transferor or such other Person as their interests may appear.
     (e) Notwithstanding anything in this ARTICLE IV to the contrary, the Corporation shall at all times be entitled to make application to any court of equitable jurisdiction within the State of Missouri for an adjudication of the respective rights and interests of any Person in and to the Proceeds pursuant to this ARTICLE IV and applicable law and for leave to pay the Proceeds into such court.
     (2) Pursuant to Section 382 of the Code, in determining whether any Person has become a Purported Owner of Excess Shares:
     (a) the Corporation is entitled to rely on the existence or absence, as of the Testing Date, or any other date of filings on Schedules 13D and 13G as required by Rule 13d-1 of the Act to identify any Person who is a Five Percent or More Holder, and the existence or absence of any amendments to Schedules 13D and 13G showing any material increase or decrease in the percentage of Common

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Stock or Warrants owned by such Person, as required by Rule 13d-2 of the Act; and
     (b) in the case of any entity which is a Five Percent or More Holder, in order to determine shifts in the indirect ownership of Common Stock or Warrants, without regard to the actual identity of the ultimate beneficial owners of such Common Stock or Warrants, the Corporation may rely on a statement, signed under oath or affirmation of such entity, to establish the extent, if any, to which the ownership interests of any such entity’s owners have changed as of the Testing Date. The Corporation may not rely on a statement by such an entity if:
     (i) the Corporation knows that the statement is false; or
     (ii) the statement is offered by an entity that has either a direct or indirect ownership interest of 50% or more of the Common Stock of the Corporation.
The Board of Directors shall be fully protected in relying on good faith on the items set forth in subparagraphs (a) and (b) of this Paragraph (2), together with such other items or sources of information as may be required from time to time by the Code, to determine whether any Person has become a Purported Owners of Excess Shares.
     4.8. Immediately upon the purported acquisition of any Excess Shares, the Purported Owner thereof shall give, or cause to be given, written notice thereof to the Corporation. Each owner of shares of Common Stock and Warrants shall furnish to the Corporation all information reasonably requested with respect to all shares of Common Stock and Warrants directly and indirectly owned by such Person.
     4.9. Upon a determination by the Board of Directors that a Person has attempted or may attempt to transfer or to acquire Excess Shares, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including, without limitation, to cause the Transfer Agent to record the Purported Owner’s Transferor as the record owner of the Excess Shares and to institute proceedings to enjoin any such transfer or acquisition.
     4.10. Except as provided in Section 5.1, at no time on or before the Termination Date shall any holder of Preferred Stock or Warrants transfer any Preferred Stock or Warrants except to a bank (as that term is defined in Section 581 of the Code), an insurance company (as that term is defined in Section 1.801-3(a) of Regulations promulgated under the Code), or a trust qualified under Section 401(a) of the Code. No such transfer shall be made unless it is part of a transfer of an interest in the Term Loan (as defined in Section 5.5 hereof) and unless such transfer and the holding of an interest in the Term Loan and Preferred Stock or Warrants shall be in the ordinary course of the trade or business of such bank, insurance company or qualified trust.
     4.11. The transfer of any shares of Preferred Stock in violation of this Section 4.10 is prohibited and shall be null and void ab initio.

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     (1) If, notwithstanding the foregoing prohibition, a persona shall, voluntarily or involuntarily, purport to become a transferee (a “Purported Owner”) of shares of Preferred Stock in violation of Section 4.10 (the shares of Preferred Stock purported to be transferred in violation of the Section 4.10 limitation being herein the “Prohibited Shares”), then
     (a) The Purported Owner shall not obtain any rights in and to the Prohibited Shares, and the purported transfer of the Prohibited Shares to the Purported Owner shall not be recognized by the Secretary of the Corporation or the Transfer Agent. Until the Prohibited Shares are transferred to a Person whose acquisition thereof will not violate the Section 4.10 limitation (a “Permitted Transferee”), the transferor of the Prohibited Shares to the Purported Owner (the “Purported Owner’s Transferor”) shall be deemed to have retained the Prohibited Shares and shall hold and be entitled to exercise all rights incident to ownership of such Prohibited Shares (including receiving dividends and other distributions), except that if the Prohibited Shares are Warrants, they may not be exercised, converted or exchanged until exercised, converted or exchanged in accordance with their terms by a Permitted Transferee; provided, however, that, the foregoing notwithstanding, in the event shares of Preferred Stock are issued in respect of Warrants which are Prohibited Shares, the shares of Preferred Stock so issued shall be deemed to be Prohibited Shares deemed retained by the Purported Owner’s Transferor. Warrants issued by the Corporation shall reflect the provisions of the foregoing sentence. All Prohibited Shares will continue to be issued and outstanding.
     (b) No employee or agent of the Corporation, including the Transfer Agent, shall be permitted to record any attempted or purported transfer made in violation of this ARTICLE IV.
     (c) Once the Prohibited Shares are acquired by a Permitted Transferee, the Permitted Transferee shall have and shall be entitled to exercise all rights incident to the ownership of such Prohibited Shares.
     (d) Notwithstanding anything in this ARTICLE IV to the contrary, the Corporation shall at all times be entitled to make application to any court of equitable jurisdiction within the State of Missouri for an adjudication of the respective rights and interests of any Person pursuant to this ARTICLE IV.
     (2) Pursuant to Section 382 of the Code, in determining whether any Person has become a Purported Owner of Prohibited Shares the Corporation may rely on a statement, signed under oath or affirmation of such entity, to establish the qualification of the transferee hereunder. The Corporation may not rely on a statement by such an entity if the Corporation knows that the statement is false. The Board of Directors shall be fully protected in relying in good faith on the items set forth in this Paragraph (2), together with such other items or sources of information as may be required from time to time by the Code, to determine whether any Person has become a Purported Owner of Prohibited Shares.

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     4.12. Immediately upon the purported acquisition of any Prohibited Shares, the Purported Owner thereof shall give, or cause to be given, written notice thereof to the Corporation. Each owner of shares of Preferred Stock and Warrants shall furnish to the Corporation all information reasonably requested with respect to all shares of Preferred Stock and Warrants directly and indirectly owned by such Person, including a statement, signed under oath or affirmation of the Purported Transferee, to establish the qualification of the Purported Transferee hereunder.
     4.13. Upon a determination by the Board of Directors that a Person has attempted or may attempt to transfer or to acquire Prohibited Shares, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including, without limitation, to cause the Secretary or Transfer Agent to record the Purported Owner’s Transferor as the record owner of the Prohibited Shares and to institute proceedings to enjoin any such transfer or acquisition.
     4.14. If any provision of this ARTICLE IV or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall not be affected only to the extent necessary to comply with the determination of such court.
     4.15. It is the purpose of this ARTICLE IV to facilitate the Corporation’s ability to preserve and utilize its Net Operating Loss Carryover and to that end the Board of Directors is authorized to take such action, to the extent permitted by law and not inconsistent with this ARTICLE IV as it may deem necessary or advisable to protect the Corporation and the interests of holders of its equity and debt securities by preservation of the Corporation’s ability to preserve and utilize its Net Operating Loss Carryover. The Corporation shall issue no Warrants unless such Warrants are issued subject to restrictions consistent with those contained in this ARTICLE IV, which restrictions are deemed necessary or advisable to protect the Corporation and the interests of holders of its equity and debt securities by preservation of the Corporation’s ability to preserve and utilize its Net Operating Loss Carryover.
     4.16. The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by By-law or otherwise, regulations and procedures not inconsistent with the express provisions of this ARTICLE IV for determining whether any transfer of Common Stock, Warrants or Preferred Stock would jeopardize the Corporation’s ability to preserve and utilize its Net Operating Loss Carryover, and for the orderly application, administration and implementation of the provisions of this ARTICLE IV. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available to inspection by the public and, upon request, shall be mailed to any holder of Common Stock of the Corporation.
     4.17. All certificates evidencing ownership of Common Stock, Warrants and Preferred Stock of the Corporation shall bear a conspicuous legend with respect to provisions of this ARTICLE IV in compliance with the General Corporation Law of Missouri.

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ARTICLE V.
     5.1. The distinctive designation of the series of Preferred Stock authorized hereby shall be “10% Non-Voting Cumulative Convertible Preferred Stock” (the “Preferred Stock”). The number of authorized shares of Preferred Stock shall be 5,000,000. Shares of Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the General Corporation Law of Missouri) have the status of authorized and unissued shares. The Preferred Stock shall only be issued prior to August 1, 1992 in lieu of payment of interest on the Term Loan pursuant to the Amended and Restated Credit Agreement. Any reallocation of the respective interests of Lloyds Bank Plc and Kleinwort Benson Limited between themselves with respect to ownership of the Preferred Stock shall not be subject to the provisions of Section 4.10. Except as hereinafter provided in Section 5.7, the Preferred Stock shall be non-voting; provided, however, that the Preferred Stock may be converted into voting Common Stock as hereinafter set forth in Section 5.5 hereof.
     5.2. The holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the annual rate of ten percent ($0.10) per share, and no more. Such dividend shall be cumulative and shall be payable within 110 days after the end of the Corporation’s fiscal year commencing with the first fiscal year ended subsequent to the issuance of any shares of Preferred Stock and within 110 days of the end of each fiscal year ended thereafter (each of such dates being a “dividend payment date”) with respect to each fiscal year of the Corporation ending subsequent to the issuance of any shares of Preferred Stock, to stockholders of record on the respective date, not exceeding 50 days preceding such dividend payment date, as shall be fixed for this purpose by the Board of Directors in advance of payment of each particular dividend. In the event that Preferred Stock has been outstanding for less than a full fiscal year or the Corporation shall have changed its fiscal year, as the case may be, such dividend shall accrue at the annual rate of 10% only for such period of time as such Preferred Stock shall have been issued and outstanding. All dividends paid with respect to shares of Preferred Stock shall be paid pro rata to the holders entitled thereto. Dividends on such Preferred Stock shall be fully cumulative and shall accrue (whether or not earned or declared) from and after their respective issuance date. Holders of Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any accumulated unpaid dividends.
     5.3. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of Common Stock, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to $1.00 for each share of Preferred Stock outstanding (which amount is hereinafter referred to as the “liquidation preference”), together with an amount in cash equal to all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up. Except as provided in the preceding sentence, holders of Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Preferred

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Stock, then the holders of all such shares shall share ratably in any distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Preferred Stock are entitled were paid in full.
     (b) For the purposes of this Section 5.3, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange, transfer, consolidation, or merger shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.
     5.4. (a) Subject to subsection (b) of this Section 5.4, to the extent the Corporation shall have funds legally available for such redemption, the Corporation, at the option of the Board of Directors, may redeem, in whole or in part, the shares of Preferred Stock at the time outstanding, at any time or from time to time, upon notice given as hereinafter specified, at a redemption price of $1.00 per share, together with accrued and unpaid dividends thereon to the redemption date.
     (b) Notwithstanding the foregoing provisions of Section 5.4(a) hereof, unless the full cumulative dividends on all outstanding shares of preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of preferred Stock shall be redeemed pursuant to Section 5.4(a) hereof unless all outstanding shares of Preferred Stock are simultaneously redeemed.
     (c) On or prior to 100 days after the end of each fiscal year of the Corporation, commencing with the fiscal year ending in 1991, to the extent the Corporation shall have funds legally available therefor, the Corporation shall apply an amount equal to Excess Cash Flow as of the end of the immediately preceding fiscal year of the Corporation to mandatory redemption, in whole or in part, of the shares of Preferred Stock at the time outstanding, upon notice given as hereinafter specified, at a redemption price of $1.00 per share, together with accrued and unpaid dividends thereon to the redemption date. If any shares of Preferred Stock shall be outstanding on August 1, 1995, to the extent the Corporation shall have funds legally available for such payment, the Corporation shall redeem all outstanding shares of Preferred Stock at a redemption price of $1.00 per share, together with accrued and unpaid dividends thereon to the redemption date.
     (d) If the Corporation shall fail to discharge its obligation to redeem any outstanding shares of Preferred Stock pursuant to Section 5.4(c) hereof (the “Mandatory Redemption Obligation”), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge much Mandatory Redemption Obligation. If and so long as the Mandatory Redemption Obligation with respect to the Preferred Stock shall not be fully discharged, the Corporation shall not declare or pay any dividend or make any distribution on, or, directly or indirectly, purchase, redeem or satisfy any mandatory redemption, sinking and/or other similar obligations in respect of Common Stock (other than as a result of a reclassification of Common Stock, or the exchange or conversion of one class or series of Common Stock for or into another class or series of Common Stock, or other than through the use of the proceeds of a

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substantially contemporaneous sale of the Common Stock) or any warrants, rights or options exercisable for or convertible into any of the Common Stock.
     (e) In the event that fewer than all the outstanding shares of Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares shall be redeemed on a pro rata basis among holders of Preferred Stock.
     (f) In the event that the Corporation shall redeem shares of Preferred Stock, notice of every redemption of shares of Preferred Stock shall be mailed by first class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to any holder to whom the Corporation has failed to give such notice or except as to any holder to whom notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.
     (g) Notice having been mailed as aforesaid and provided that on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and to continue to be available therefor, then, from and after the redemption date dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the redemption price and any accrued and unpaid dividends) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.
     5.5. Upon the occurrence of a default resulting from the Corporation’s failure to make a scheduled payment of principal or accrued interest on the Term Loan, the Revolving Credit Loan or the Asset Paydown Loan (as such loans are defined in the Plan) and the continuance of such default for 90 calendar days, the Agent for the Banks (as defined in the Plan) will be entitled to convert all shares of Preferred Stock into shares of Common Stock equal to 51% of the issued and outstanding shares of Common Stock on a fully diluted basis; provided, however, that the Agent will only be entitled to consummate the foregoing conversion if at the time of default the Agent is holding shares of Preferred Stock with an aggregate par value equal to or greater than $250,000.00; and provided further that in the event the Corporation has reduced the

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outstanding principal indebtedness on such loans to an aggregate of $15,000,000.00, the Preferred Stock will be converted into a lesser percentage of Common Stock on a fully diluted basis as defined by the following formula: (par value of Preferred Stock held by the Agent on the date of exercise of conversion, divided by the par value of the maximum amount of Preferred Stock previously issued) times 51%.
     5.6. No holder of shares of stock authorized or issued pursuant to ARTICLE IV or this ARTICLE V shall have any preferential or preemptive rights of subscription to any shares of capital stock of this Corporation, either now or hereafter authorized, or to any obligations convertible into capital stock of this Corporation, issued or sold, nor any rights of subscription to any thereof, other than such rights, if any, as are hereinabove stated in this Article V with respect to the Preferred Stock.
     5.7. The holders of the Common Stock shall have the exclusive right to vote upon all questions presented for shareholder vote, and the holders of the Preferred Stock shall have no right to vote upon any such question except as otherwise expressly provided by Missouri law, these Articles of Incorporation or by any other law, rule or regulation to which the Corporation is or may become subject.
     5.8. The Corporation reserves the right to alter, amend, or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by the statutes of Missouri, and all rights and powers conferred herein are granted subject to this reservation; and, in particular, the Corporation reserves the right and privilege to amend its Articles of Incorporation from time to time so as to authorize other or additional classes of shares (including preferential shares), to increase or decrease the number of shares of any class now or hereafter authorized, to establish, limit or deny to stockholders of any class the right to purchase or subscribe for any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to purchase or subscribe for any obligations, bonds, notes, debentures, or securities or stock convertible into shares of stock of the Corporation or carrying or evidencing any right to purchase shares of stock of any class, and to vary the preferences, priorities, special powers, qualifications, limitations, restrictions and the special or relative rights or other characteristics in respect to the shares of each class, and to accept and avail itself of or subject itself to, the provisions of any statutes of Missouri hereafter enacted pertaining to general and business corporations, to exercise all the rights, powers and privileges conferred upon corporations organized thereunder or accepting the provisions thereof and to assume the obligations and duties imposed therein, upon the affirmative vote of the holders of a majority of the shares of each class whose separate vote is required thereon.
ARTICLE VI.
     In the absence of fraud, no contract or other transaction between the Corporation and any other person, corporation, firm, syndicate, association, partnership, or joint venture shall be wholly or partially invalidated or otherwise affected by reason of the fact that one or more of the directors of the Corporation are or are to become Directors or officers of such other corporation, firm, syndicate or association, or members of such partnership or joint venture, or are pecuniarily or otherwise interested in such contractual transaction, provided, that the fact such director or

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directors of the Corporation are so situated or so interested or both, shall be disclosed or shall have been known to the Board of Directors of the Corporation. Any director or directors of the Corporation who is also a director or officer of such other corporation, firm, syndicate or association, or a member of such partnership, or joint venture, or pecuniarily or otherwise interested in such contract or transaction, may be counted for the purpose of determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction and in the absence of fraud, and as long as he acts in god faith, any such director may vote there at to authorize any such contract or transaction, with like force and effect as if he were not a director or officer of such other corporation, firm, syndicate, or association, or a member of such partnership or joint venture, or pecuniarily or otherwise interested in such contract or transaction; it is expressly provided, however, that the Board of Directors may not authorize the contract or transaction without the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum.
ARTICLE VII.
     The street address of the registered office of the Corporation is 906 Olive Street, St. Louis, Missouri 63101, and the initial registered agent at such address is CT Corporation System.
ARTICLE VIII.
     8.1. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors. The number of directors to constitute the Board of Directors is seven (7).
     8.2. Beginning with the Company’s 2004 annual meeting of shareholders there shall be one (1) class of directors, who shall be elected annually. Those directors currently referred to as Class I Directors, who are nominated for election at the 2004 annual meeting of shareholders, if elected, will hold office until the 2005 annual meeting of shareholders, at which time they, or their successors, must be nominated for election as members of a single class of directors. Those directors currently referred to as Class II Directors, who were elected at the 2003 annual meeting of shareholders to hold office until the 2005 annual meeting of shareholders, will complete their terms at the 2005 annual meeting of shareholders, at which time they, or their successors, must be nominated for election as members of a single class of directors. Any director elected to fill any vacancy on the Board of Directors shall hold office for the remainder of the full term of the director whose position such newly elected director fills.
     8.3. Any vacancy on the Board of Directors arising from the death, resignation, retirement, disqualification or removal from office of one or more directors may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director. At any time until August 1, 1995, the shareholders shall have the power by vote of the holders of 75% of the shares of stock then entitled to vote at any meeting expressly called for that purpose, to remove any director from office with or without cause; provided, however, that notwithstanding the foregoing, during the initial terms of office of the Class I and Class II Directors, no director shall be removed from office except for cause, cause being defined

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solely as fraud, physical disability or mental incapacity. Any director elected to fill a vacancy shall have the same remaining term as that of his or her predecessor.
     8.4. The method of nomination and conduct of the election of directors at the annual meeting of shareholders shall be prescribed in the By-Laws.
     8.5. Notwithstanding any other provision of these Articles of Incorporation, until August 1, 1995, no amendment, alteration or repeal of this Article VIII shall be effective unless approved by the holders of shares of stock of the Corporation representing at least 75% of the votes entitled to be cast thereon at a meeting of the shareholders duly called for consideration of such amendment.
ARTICLE IX.
     The private property of the stockholders shall not be subject to the payment of the corporate debts of the Corporation.
ARTICLE X.
     The Corporation shall have and exercise all powers and rights conferred upon corporations by the General and Business Corporation Law of Missouri and any enlargement of such powers conferred by subsequent legislative acts; and, in addition thereto, the Corporation shall have and exercise all powers and rights, not otherwise denied corporations by the General and Business Corporation Law of Missouri, as are necessary, suitable, proper, convenient or expedient to the attainment of the purposes set forth in Article III above.
     Except as may be otherwise specifically provided by statute, or the Articles of Incorporation or the By-laws of the Corporation, as from time to time amended, all powers of management, direction and control of the Corporation shall be, and hereby are, vested in the Board of Directors.
     The By-laws of the Corporation may from time to time be altered, amended, suspended or repealed, or new By-laws may be adopted by a majority vote of the Board of Directors, subject to any and all restrictions imposed, or prohibitions provided, by the General and Business Corporation Law of Missouri.
     The Board of Directors may designate an Executive Committee in the manner and subject to the limitations set forth in the By-laws of the Corporation.
     The directors shall have power to hold their meetings and to keep the books (except any books required to be kept in the State of Missouri, pursuant to the laws thereof) at any place within or without the State of Missouri.
ARTICLE XI.
     11.1. The Corporation may agree to the terms and conditions upon which any director or officer accepts his office or position and in its By-laws or by contract may agree to indemnify and protect each and all of such persons and any person who, at the request of the Corporation

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served as a director or officer of another Corporation in which this Corporation owned stock against all costs and expenses reasonably incurred by any or all of them, and all liability imposed or threatened to be imposed upon any or all of them, by reason of or arising out of their or any of them being or having been a director or officer of this Corporation or of such other corporation; but any such By-law or contractual provision shall not be exclusive of any other right or rights of any such director or officer to be indemnified and protected against such costs and liabilities which he may otherwise possess.
     11.2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of this Corporation) by reason of the fact that he is or was a director, officer, employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, taxes and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this Corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.
     11.3. This Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of this Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court shall deem proper. Any indemnification under this Article XI (unless ordered by a Court) shall be made by this Corporation only as authorized in the specific instance upon a determination that indemnification of the director, officer, employee, partner, trustee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article XI. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion,

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or (3) by the shareholders. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in this Article XI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.
     11.4. Expenses incurred in defending any actual or threatened civil or criminal action, suit or proceeding may be paid by this Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific instance upon receipt of an undertaking by or on behalf of the director, officer, employee, partner, trustee or agent to repay such amount unless it shall be ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article XI.
     11.5. The indemnification provided by this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has caused to be a director, officer, employee, partner, trustee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     11.6. For the purposes of this Article XI, references to this “Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee, partner, trustee or agent of such a constituent corporation as a director, officer, employee, partner, trustee or agent of another enterprise shall stand in the same position under the provisions of this Article XI with respect to the resulting surviving corporation in the same capacity.
     11.7. In the event any provision of this Article XI shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provisions of this Article XI and any other provisions of this Article XI shall be construed as if such invalid provisions had not been contained in this Article XI.

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     11.8.
     IN WITNESS WHEREOF, the undersigned, C Jeffrey Rogers, President, has executed this instrument and its Assistant Secretary has affixed its corporate seal hereto and attested said seal as of the 5th day of September, 1990.

(seal)

PIZZA INN, INC.

ATTEST:

By:

Paula A. Pedigo		C. Jeffrey Rogers
Assistant Secretary		President

THE STATE OF TEXAS )
)
COUNTY OF DALLAS )
     I                                         , Notary Public, do hereby certify that on this                      day of                                         , 1990, personally appeared before me C. Jeffrey Rogers, who, being by me first duly sworn, declared that he is the President of Pizza Inn, Inc. that he signed the foregoing document as President of the Corporation, and that the statements therein contained are true.

Notary Public, State of

My Commission Expires:

Printed Name of Notary Public

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